Exhibit 99.1

MCEWEN MINING REPORTS Q2 2020 RESULTS

TORONTO, Aug 6, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its second quarter (Q2) results for the period ended June 30th, 2020.

•	Cash and working capital at June 30th, 2020 were $18.4 million and $25.5 million, respectively.

•	Gold and silver production was adversely impacted by two factors: first, the temporary suspension of operations at all of our mines as a result of steps taken to stop the spread of COVID-19; and second, by operational issues. Production for Q2 was 15,700 gold ounces and 359,400 silver ounces, or 19,200 gold equivalent ounces (“GEOs”)(1) using the average gold:silver price ratio for the quarter of 104:1.

•	A net loss of $19.8 million(2) in Q2, or $0.05 per share, compared to a net loss of $13.0 million, or $0.04 per share, in Q2 2019.

•	On August 3rd, the New York Stock Exchange informed the Company that it had regained compliance with the continued listing standards.

•	Refinanced the $50 million term loan facility, thereby deferring the start of principal payments by two years and extending the term to August 2023.

•	At Black Fox, development of the access to the Froome underground deposit has advanced 30%. The plan is to reach the deposit in the second quarter of 2021, complete the necessary development and achieve commercial production in the fourth quarter of 2021.

•	At Gold Bar, the evaluation of the revised resource estimate is continuing. Mining has resumed and is expected to reach full capacity by September 2020.

•	Our quarterly webcast will take place tomorrow, Friday, Aug 7th at 11 am EDT. Details are provided below.

Operations Update

“I very much wish I could say that all our difficulties that started last year are now behind, but they are not, yet. The second quarter was challenging from an operational and health and safety standpoint. Our significantly lower production not only reduced our revenue, but also dramatically increased our costs per ounce. In addition, a change in how we account for development expenditures added significantly to our cash cost per ounce at Black Fox. However, our path to future growth and improved operational performance has become clearer.

We are in a transition period setting up for future growth. We have a large resource base, four operating mines and can see an exciting organic growth pipeline of projects ahead that could potentially push our production to 300,000 ounces per year. I recently purchased 2 million shares, increasing my ownership to 82 million shares, and underlining my confidence in our future.” commented Rob McEwen, Chairman and Chief Owner.

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San José Mine, Argentina (49% Interest)

Mining at San José was temporarily suspended on March 20th due to a nationwide mandatory quarantine imposed in Argentina to combat the spread of COVID-19. Although mining restarted in mid-April, government-imposed travel restrictions have materially increased the cost of mining, as San José is operating well below its required manpower needs for an efficient operation. As a result, our partner and operator in Argentina has withdrawn production guidance for 2020 until the situation stabilizes.

Our attributable production from San José in Q2 was 5,500 gold ounces and 358,700 silver ounces, for a total of 9,000 GEOs. For Q2, total cash costs(3) and all-in sustaining costs (AISC)(3) were $1,280 and $1,476 per GEO, respectively.

Black Fox Mine, Canada (100% Interest)

Our work has begun to map out the first stage of the future expansion strategy at the Black Fox Complex in Timmins, Canada. While the present may appear uncertain, the future shows significant promise. A preliminary economic assessment on the expansion potential for the Black Fox Complex, inclusive of the Grey Fox, Black Fox, Froome and Stock deposits along with the potential inclusion of our Lexam portfolio of past producers, is targeted for completion by Q4 2020. The objective of this study is to assess the potential of increasing the Timmins annual gold production in 3 years to more than 100,000 oz per year over a mine life of 10 or more years.

Mining at Black Fox was temporarily suspended from March 26th to mid-April due to health and safety concerns related to the COVID-19 pandemic. A staged return to work was completed by the end of April. For the remainder of the quarter, production was lower due to lower than expected grade and a focus on development work to establish a greater number of mining areas that will improve operational flexibility. Production from Black Fox in Q2 was 2,200 GEOs. As such, total cash costs and AISC increased to $3,121 and $3,332 per GEO, respectively. These costs reflect the fewer ounces produced and sold, development ahead of plan for the quarter, and $1.7 million of underground development costs expensed, as opposed to capitalized, due to the short reserve life of the mine.

A total of 44,800 feet (13,650 m) of underground diamond drilling was completed at Black Fox between April 13th and June 30th, with 70% devoted to closely spaced definition drilling of gold mineralization within or adjacent to upcoming mining blocks.

Several high-grade intercepts were generated from these ore definition holes, including:

•	19.9 g/t Au over 3.5 m core length (CL) from infill hole 340-FR399-03 testing remnant mineralization adjacent to historic drifting on the 340 m Level; and

•	162.3 g/t Au over 3.2 m CL including 1,009.2 g/t Au over 0.5 m CL from hole 300-B890-04.

Recent definition drilling in the Deep Central Zone around the 860 meter level returned an impressive high grade result:

•	44.8 g/t Au over 5.8 m CL including 148.5 g/t Au over 1.5 m CL from hole 810-F271-25

For more Black Fox drilling results refer to our news releases dated June 17th and July16th, 2020 (click dates to link to the releases).

Development of underground access to the Froome deposit, located a half mile (800 m) west of the Black Fox mine, is on track, having advanced 30% by the end of the quarter. We plan to reach the deposit in Q2 2021 and achieve commercial production from Froome in Q4 2021.

For the Grey Fox area, the resource has grown rapidly through focused exploration that we initiated in 2018. Open pit and underground mining scenarios are being evaluated for the development of the Grey Fox deposits and environmental studies are in progress.

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Current Froome and Grey Fox mineral resource estimates are provided below for reference.

Table 1: Grey Fox & Froome Mineral Resource Estimates

Classification	Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Froome (reported as at Aug 31, 2018)
Indicated Mineral Resource	1,104	5.09	181
Inferred Mineral Resource	17	4.62	2
Grey Fox (reported as at Apr 30, 2020)
Indicated Mineral Resource	3,917	7.05	888
Inferred Mineral Resource	818	6.58	173

All figures are rounded to reflect the relative accuracy of the estimates. Composites were capped where appropriate. Mineral resources reported at a cut-off grade of 3.6 g/t Au for Grey Fox and 3.2 g/t Au for Froome.

Gold Bar Mine, USA (100% Interest)

At Gold Bar, we decided to cease all mining on April 1st due to health and safety concerns related to the COVID-19 pandemic. Throughout May and June, the mine operated on one day shift as work progressed on the updated resource model, mine plan, and installation of process plant improvements. Gold Bar produced 6,100 GEOs in Q2 at cash costs and AISC of $1,772 and $2,462 per GEO, respectively, reflecting fewer ounces produced and sold as a result of lower tonnes mined and placed on the heap leach pad during the one month of suspension and two months of ramp-up.

The transition to 24-hour operations began in late July and the completion of ramp-up to full operations is scheduled for September, when we expect our cost per ounce to trend downward.

Evaluation of the resource estimate continued in the second quarter of 2020. By Q4, we expect to have new resource and reserve estimates and an updated feasibility study.

In Q2, we spent $4.2 million on exploration activities ($2.6 million capitalized and $1.6 million expensed), primarily around the Pick West pit and Gold Bar South deposit, both demonstrating potential extensions. Permitting for the development and production from Gold Bar South also progressed and we expect to start mining this satellite deposit in the second half of 2021. For the most recent Gold Bar drilling results please refer to our news releases dated June 17th and July 16th, 2020 (click dates to link to the releases).

El Gallo Project, Mexico (100% Interest)

El Gallo produced 1,900 GEOs in Q2 from residual leaching of the heap leach pad. Incremental residual leaching costs for Q2 were $2.4 million(6), or $1,262 per GEO.

Strengthening gold and silver prices have renewed our focus on advancing the Fenix Project, which is permitted for Phase 1 development. Based on internal economic studies, at gold and silver prices above $1,500/oz and $19/oz, respectively, the Fenix Project demonstrates a high IRR in the range of 30-40%. During Q2 we worked on assessing and updating the feasibility study and expect to publish it in Q4 2020.

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Table 2 below provides production and cost results for Q1, Q2 and H1 2020 and comparative results from 2019:

Table 2: Production and Costs

	Q1		Q2			H1
	2019	2020	2019		2020	2019		2020
Total Production
Gold (oz)	27,000	29,200	36,200		15,700	63,200		44,900
Silver (oz)	703,200	553,200	850,500		359,400	1,553,700		912,600
GEOs(1)	36,300	35,100	45,900		19,200	82,200		54,200
San José Mine, Argentina (49%)(4)
Gold (oz)	10,600	9,000	13,500		5,500	24,100		14,500
Silver (oz)	701,300	551,900	848,300		358,700	1,549,600		910,600
GEOs(1)	19,900	14,900	23,200		9,000	43,100		23,900
Cash Costs ($/GEO)(1)(3)	749	1,138	960		1,280	865		1,207
AISC ($/GEO)(1)(3)	1,115	1,592	1,207		1,476	1,165		1,535
El Gallo Mine, Mexico
GEOs(1)(6)	5,400	2,700	5,400		1,900	10,800		4,600
Black Fox Mine, Canada
GEOs(1)	8,900	8,300	9,400		2,200	18,400		10,500
Cash Costs ($/GEO)(1)(3)	805	838	837		3,121	826		1,369
AISC ($/GEO)(1)(3)	1,454	1,339	1,196		3,332	1,311		1,803
Gold Bar Mine, Nevada
GEOs(1)	(5)	9,100	7,900	(5)	6,100	10,000	(5)	15,200
Cash Costs ($/GEO)(1)(3)	-	1,887	901		1,772	924		1,840
AISC ($/GEO)(1)(3)	-	2,177	1,088		2,462	1,157		2,293

Notes:

1.	'Gold Equivalent Ounces' are calculated based on a 75:1 gold to silver price ratio for Q1 2019, 88:1 for Q2 2019, 94:1 for Q1 2020 and 104:1 for Q2 2020.
2.	All amounts are reported in US dollars unless otherwise stated.
3.	Cash costs per ounce and all-in sustaining costs (AISC) per ounce are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release. For the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for three months ended June 30, 2020 and for the year ended December 31, 2019 contained in our Form 10-K and 10-Q.
4.	Represents the portion attributable to us from our 49% interest in the San José Mine.
5.	Pre-commercial production at Gold Bar during Q1 2019 was 2,030 GEOs, cash costs and AISC were not reported. Gold Bar started commercial production on May 23, 2019.
6.	Both cash costs and AISC per GEO no longer represent key metrics used by management to evaluate residual leaching at the El Gallo Project. For this reason, the Company has ceased relying on, and disclosing, cash costs and all-in-sustaining costs per ounce as key metrics.

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our Q2 2020 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants over the phone during the webcast. The webcast will be archived on McEwen Mining’s website https://www.mcewenmining.com/media following the call.

Friday, Aug 7th, 2020 at 11:00 am EDT	To call into the conference call over the phone, please register here: http://www.directeventreg.com/registration/event/8698369
Audience URL: https://event.on24.com/wcc/r/2396264/7C3FB0B3B53916BE07E6140FF3527AA4

For SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

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Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by G. Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to Black Fox geology and exploration contained in this news release has been prepared under the supervision of Ken Tylee, P.Geo. Mr. Tylee is a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining Inc. is required to prepare reports under the Securities Exchange Act of 1934 and the Canadian Securities Administrators’ National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”), under the Canadian securities laws because we are listed on the Toronto Stock Exchange (“TSX”) and subject to Canadian securities laws. Standards under NI 43-101 are materially different than the standards generally permitted in reports filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).

Under NI 43-101, we report measured, indicated and inferred resources, which are measurements that are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under Industry Guide 7. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under U.S. regulations, the tonnage and average grade described herein would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen Mining’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen Mining has approximately 402 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 21% of the shares.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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